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                                                                                                          Exhibit 12


                                                        THE BEAR STEARNS COMPANIES INC.
                                        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (In thousands, except for ratio)
                       (Unaudited)  (Unaudited)
                        Six-Months   Six-Months    Fiscal Year    Fiscal Year     Fiscal Year     Fiscal Year    Fiscal Year
                          Ended        Ended         Ended          Ended           Ended           Ended          Ended
                       December 31, December 31,  June 30, 1995  June 30, 1994   June 30, 1993   June 30, 1992  June 30, 1991
                          1995         1994

Earnings before taxes
 on income            $  337,291     $  110,303    $  388,082     $  642,799      $  614,398      $  507,625      $  229,501

Add: Fixed Charges
     Interest            959,348        774,930     1,678,515      1,023,866         710,086         834,859       1,141,029
     Interest factor
      in rents            12,853         11,802        24,594         21,772          20,084          20,874          18,715

 Total fixed charges     972,201        786,732     1,703,109      1,045,638         730,170         855,733       1,159,744

Earnings before
 fixed charges and
 taxes on income      $1,309,492     $  897,035    $2,091,191     $1,688,437      $1,344,568      $1,363,358      $1,389,245

Ratio of earnings to
 fixed charges               1.3            1.1           1.2            1.6             1.8             1.6             1.2



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